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                                                                    Exhibit 99.1

      SANDISK ANNOUNCES LICENSING, MANUFACTURING AND SELLING AGREEMENT WITH

                         OLYMPUS FOR THE XD-PICTURE CARD

           SANDISK TO MAKE OLYMPUS BRANDED XD-PICTURE CARD FOR OLYMPUS

          AND FOR RESALE THROUGH SANDISK'S RETAIL DISTRIBUTION CHANNEL

      SUNNYVALE, CA, MAY 27, 2003 - SanDisk Corporation (NASDAQ:SNDK) today announced that it has signed a five-year agreement with Olympus Optical Co., Ltd. covering the xD-Picture Card(TM) format. Under the agreement, Olympus will be licensed to SanDisk's patents relating to xD flash cards and host devices. SanDisk will be licensed to manufacture xD-Picture Cards for Olympus as well as sell xD-Picture Cards under the Olympus brand through SanDisk's global retail distribution channels. SanDisk will begin shipments of xD-Picture Cards in selected regions beginning in June 2003, with worldwide availability in the third quarter, 2003.

      The xD-Picture Card is a flash memory card format developed and owned by Olympus, FujiFilm and Toshiba. It was introduced in the fourth quarter of 2002 and has gained popularity in many of the of new digital camera models that are sold by Olympus and FujiFilm. The xD-Picture Card is targeted primarily at "digital film" applications and offers high storage capacities for high mega-pixel photos as well as high performance needed to store the video clips that are becoming increasingly more popular in digital cameras. SanDisk initially will sell the xD-Picture Card in capacities ranging from 64 to 256 megabytes. The xD-Picture Card can support up to a maximum future capacity of 8 gigabytes.

      Eli Harari, SanDisk's President and CEO, said, "We are very pleased with this agreement with Olympus, one of the leading manufacturers of digital cameras in the world. This agreement allows us to support Olympus as an important new OEM customer, as well as Olympus' customers in the retail after-market. This is consistent with SanDisk's retail strategy to be a one-stop-shop card supplier for consumers, regardless of which flash card format they use in their digital cameras and other portable digital appliances. Through this xD-Picture Card agreement with Olympus, SanDisk plans to make and sell worldwide all the major flash card formats."

      SanDisk, the world's largest supplier of flash data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

      The matters discussed in this news release contain forward looking statements that are subject to certain risks and uncertainties as described under the caption, "Factors That May Affect Future Results" in SanDisk's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The company assumes no obligation to update the information in this release. SanDisk cannot guarantee that it will succeed to manufacture competitively the xD-Picture Card or that its sales of xD-Picture Card either to Olympus or through its own sales channels will contribute materially to SanDisk's revenues or profits.

SanDisk's web site/home page address: http://www.sandisk.com
All trade names are either registered trademarks or trademarks of their respective holders.

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